EXHIBIT 2.1

ASSIGNMENT AND BILL OF SALE

STATE OF KANSAS

COUNTIES OF RUSH & BARTON

THIS ASSIGNMENT AND BILL OF SALE (this “Assignment”) is made between Core Energy, LLC, a Kansas limited liability company having an address of __________________ hereinafter called “Assignor” (whether one or more), and unto Infinity Energy Resources, Inc., a Delaware corporation, 11900 College Blvd., Suite 310, Overland Park, KS 66210, hereinafter called “Assignee”.

IN CONSIDERATION of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor hereby grants, sells, assigns, bargains, transfers and conveys to Assignee, Assignee’s heirs, successors and assigns, all of Assignor’s right, title and interest in and to the following properties and interests (collectively, the “Assets”):

a.	All of the oil and gas leases, subleases and other leaseholds, carried interests, farmout rights, options, and other properties and interests described on Exhibit A, subject to such depth limitations and other restrictions as described herein and as may be set forth on Exhibit A (collectively, the “Leases”), together with each and every kind and character of right, title, claim, and interest that Seller has in and to the Leases or the lands currently pooled, unitized, communitized or consolidated therewith; INSOFAR AND ONLY INSOFAR, however, as the Leases cover the lands depicted on Exhibit A-I (the “Lands”);

b.	All oil, gas, water or injection wells located on the Lands, whether producing, shut- in, or abandoned, shown on Exhibit A-2 attached hereto (the “Wells”) including the working interests in the Wells;

c.	All interest of Seller in or to any currently existing pools or units which include any Lands or all or a part of any Leases or include any Wells, including those pools or units shown on Exhibit A-I as (the “Units”; and collectively with the Leases, Lands and Wells, the “Properties”), and including all interest of Seller in production of hydrocarbons from any such Unit, whether such Unit production of hydrocarbons comes from Wells located on or off of a Lease, and all tenements, hereditaments and appurtenances belonging to the Leases and Units;

d.	All contracts, agreements and instruments by which the Properties are bound, or that relate to or are otherwise applicable to the Properties, but only to the extent applicable to the Properties rather than Assignor’s other properties, including but not limited to, operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, exploration agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of oil, gas, casinghead gas or processing agreements to the extent applicable to the Properties or the production of hydrocarbons produced in association therewith from the Properties;

e.	All easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use primarily in connection with the Properties, but excluding any permits and other rights to the extent transfer is restricted by third-pally agreement or applicable law and the required consents to transfer are not obtained prior to Closing;

f.	All equipment, machinery, fixtures and other tangible personal property and improvements located on the Properties or used or held for use primarily in connection with the operation of the Properties;

g.	All flow lines, salt water disposal lines, pipelines, gathering systems and appurtenances thereto located on the Properties or used, or held for use, primarily in connection with the operation of the Properties;

h.	All hydrocarbons produced from or attributable to the Leases, Lands, and Wells from and after the Effective Time (as defined below), together with over-production of hydrocarbons or under-production of hydrocarbons or over-deliveries or under- deliveries with respect to hydrocarbons produced from or allocated to the Assets, regardless of whether such arise at the wellhead, pipeline, gathering system, transportation or other location associated with the Properties; and

i.	All lease files, land files, well files; gas and oil sales contract files; gas processing files; division order files, abstracts, title opinions, land surveys, non-confidential logs, maps, and other books, records, data, files, and accounting records, in each case to the extent directly related to the Assets, or used or held for use primarily in connection with the maintenance or operation thereof, but excluding (i) any books, records, data, files, maps and accounting records to the extent disclosure or transfer is restricted by third-party agreement or applicable law and the required consents to transfer are not obtained prior to Closing, (ii) computer or communications software or intellectual property (including tapes, codes, data and program documentation and all tangible manifestations and technical information relating thereto), (iii) attorney-client privileged communications and work product of Seller’s legal counsel (other than title opinions), (iv) reserve studies and evaluations, and (v) records relating to the negotiation and consummation of the sale of the Assets.

TO HAVE AND TO HOLD unto Assignee and its successors and assigns forever, subject to the following terms and conditions:

1.	This Assignment shall be effective as of January 1, 2021 at 12:01 a.m., local time where the Properties are located (the “Effective Date”).

2.	EXCEPT AS EXPRESSLY SET FORTH IN THIS ASSIGNMENT OR THE PURCHASE AND SALE AGREEMENT BETWEEN ASSIGNOR AND ASSIGNOR (WHICH WARRANTIES ARE FOR THE BENEFIT OF ASSIGNEE ONLY AND SHALL NOT BE ASSIGNABLE FROM ASSIGNEE TO ANY SUCCESSOR IN INTEREST), ASSIGNOR CONVEYS THE ASSETS TO ASSIGNEE WITHOUT ANY EXPRESS, STATUTORY, OR IMPLIED WARRANTY OR REPRESENTATION OF ANY KIND, INCLUDING WARRANTIES OR REPRESENTATIONS RELATING TO (1) ASSIGNOR, (11) ASSIGNOR ‘S TITLE IN AND TO THE LEASES AND WELLS, (111) THE CONDITION OF THE WELLS, (IV) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OF THE WELLS, (V) ANY IMPLIED OR EXPRESS WARRANTY OF THE FITNESS OF THE WELLS FOR A PARTICULAR PURPOSE, (VI) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (HI) ANY AND ALL OTHER IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, OR (VIN) ANY IMPLIED OR EXPRESS WARRANTY REGARDING COMPLIANCE WITH ANY APPLICABLE ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH. EXCEPT AS EXPRESSLY SET FORTH IN THIS ASSIGNMENT, ASSIGNEE ACCEPTS THE ASSETS “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR. ASSIGNOR MAKES NO REPRESENTATION OR WARRANTY AS TO (A) THE AMOUNT, VALUE, QUALITY, QUANTITY, VOLUME, OR DELIVERABILITY OF ANY HYDROCARBONS OR RESERVES IN, UNDER, OR ATTRIBUTABLE TO THE LEASES OR WELLS, (B) THE PHYSICAL, OPERATING, REGULATORY COMPLIANCE, SAFETY, OR ENVIRONMENTAL CONDITION OF THE WELLS, (C) THE GEOLOGICAL OR ENGINEERING CONDITION OF THE WELLS OR ANY VALUE THEREOF OR (D) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION, OR RECORDS FURNISHED TO ASSIGNEE IN CONNECTION WITH THIS AGREEMENT. ASSIGNEE ACKNOWLEDGES AND AGREES TO THE FOREGOING AND THAT THE FOREGOING DISCLAIMER IS “ CONSPICUOUS. ”

3.	It is agreed that Assignor will be responsible for the payment of any and all production, severance and ad valorem taxes due or payable prior to the Effective Date. Ad valorem taxes for the 2021 tax year shall be paid by Assignee.

4.	The terms and conditions contained herein shall constitute covenants running with the land, and shall be binding upon, and for the benefit of, the respective successors and assigns of Assignor and Assignee. This Assignment and the other documents delivered pursuant hereto shall be governed and construed in accordance with the laws of the State of Kansas, without giving effect to principles of conflicts of laws that would result in the application of the laws of another jurisdiction.

5.	To the extent permitted by law, Assignee shall be subrogated to Assignor’s rights in and to representations, warranties and covenants given with respect to the Properties. Assignor hereby grants and transfers to Assignee, its successors and assigns, to the extent so transferable and permitted by law, the benefit of and the right to enforce the covenants, representations and warranties, if any, which Assignor is entitled to enforce with respect to the Properties, but only to the extent not enforced by Assignor.

6.	In addition to filing this Assignment of record in Rush and Barton Counties, Kansas, the parties shall execute and file with the appropriate authorities, whether state, federal or local, all forms or instruments required by applicable law or regulation to effectuate the conveyance contemplated hereby. The interests conveyed by such separate assignments are the same, and not in addition to, the interests conveyed herein. The parties agree to execute and deliver such other instruments and documents and take such other actions as may be reasonably necessary to evidence and effectuate the transactions contemplated by this Assignment.

7.	This Assignment shall be binding on all parties who execute same, regardless of whether all parties named herein agree to execute this Assignment or any other instrument conveying any of the interests described herein.

8.	This Assignment may be executed in multiple counterparts, all of which are identical and all of which constitute one and the same instrument.

EXECUTED AND DELIVERED this 1st day of April, 2021, but to be effective for all purposes as of the Effective Date.

ASSIGNOR:		ASSIGNEE:

CORE ENERGY, LLC		INFINITY ENERGY RESOURCES, INC.

By:	/s/ Harvey M. Burstein	By:	/s/ Stanton E. Ross

Name:	Harvey M. Burstein	Name:	Stanton E. Ross

Title:	Managing member	Title:	Chief Executive Officer